                                                                    EXHIBIT 99.4

                                RAM ENERGY, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheets as of September 30, 2005 and
  December 31, 2004 .....................................................    F-2

Consolidated statements of operations for three months ended
  September 30, 2005 and 2004 and nine months ended September 30,
  2005 and 2004..........................................................    F-3

Consolidated statements of stockholders' deficiency at nine months
  ended September 30, 2005...............................................    F-4

Consolidated statements of cash flows for three months ended
  September 30, 2005 and 2004 and nine months ended September 30,
  2005 and 2004..........................................................    F-5

Notes to consolidated financial statements...............................    F-6

                                      F-1

                                RAM ENERGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                    September 30,    December 31,
                                                                                                        2005             2004
                                                                                                        ----             ----
ASSETS
------

CURRENT ASSETS:
  Cash and cash equivalents                                                                           $   1,753          1,175
  Short-term investments                                                                                      -              -
  Accounts receivable:
    Natural gas and oil sales                                                                             6,870          4,874
    Joint interest operations, net of allowance for doubtful accounts of $591
      and $687 at September 30, 2005, and December 31, 2004, respectively                                   491            630
    Other                                                                                                    99             28
  Derivative asset                                                                                            -          1,509
  Prepaid expenses, deposits, and other                                                                     505            259
  Inventory                                                                                                 135              -
                                                                                                      ---------      ---------
        Total current assets                                                                              9,853          8,475
PROPERTIES AND EQUIPMENT, AT COST:
  Natural gas and oil properties and equipment, based on full cost accounting                           155,558        147,392
  Other property and equipment                                                                            6,924          5,779
                                                                                                      ---------      ---------
  Less accumulated amortization and depreciation                                                        (33,134)       (23,919)
                                                                                                      ---------      ---------
        Total properties and equipment                                                                  129,348        129,252
OTHER ASSETS:
  Deferred loan costs relating to revolving credit facility, net of accumulated amortization
    of $386 and $20 at September 30, 2005, and December 31, 2004, respectively                            1,115          1,481
  Deferred offering costs relating to Senior Notes, net of accumulated amortization of
    $4,178 and $4,090 at September 30, 2005, and December 31, 2004, respectively                            275            364
  Other                                                                                                     763            698
                                                                                                      ---------      ---------
        Total assets                                                                                  $ 141,354        140,270
                                                                                                      =========      =========

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
----------------------------------------
CURRENT LIABILITIES:
  Accounts payable:
    Trade                                                                                             $   5,348          5,273
    Natural gas and oil proceeds due others                                                               2,948          2,528
    Related party                                                                                           200              -
  Accrued liabilities:
    Compensation                                                                                            391            583
    Interest                                                                                                638          1,547
    Current income taxes payable                                                                         11,173         11,187
    Dividends                                                                                                 -              -
    Derivative liability                                                                                  5,308              -
Long-term debt due within one year                                                                        8,917          3,891
                                                                                                      ---------      ---------
        Total current liabilities                                                                        34,923         25,009
DERIVATIVE LIABILITY                                                                                      5,432              -
GAS BALANCING LIABILITY AND PROCEEDS DUE OTHERS
  NOT EXPECTED TO BE SETTLED WITHIN ONE YEAR                                                              2,640          2,275
LONG-TERM DEBT DUE AFTER ONE YEAR                                                                       108,384        113,453
DEFERRED INCOME TAXES                                                                                    11,168         14,536
COMMITMENTS AND CONTINGENCIES                                                                               600            600
LIABILITY FOR ASSET RETIREMENT OBLIGATION                                                                 6,273          6,057
STOCKHOLDERS' DEFICIENCY:
  Common stock, $10.00 par value; authorized - 5,000 shares; issued
    and outstanding - 2,273 shares                                                                           23             23
  Paid-in capital                                                                                            73             73
  Accumulated deficit                                                                                   (28,162)       (21,756)
                                                                                                      ---------      ---------
        Total stockholders' deficiency                                                                  (28,066)       (21,660)
                                                                                                      ---------      ---------
        Total liabilities and stockholders' deficiency                                                $ 141,354        140,270
                                                                                                      =========      =========

              The accompanying notes are an integral part of these
                  unaudited consolidated financial statements.

                                      F-2

                                RAM ENERGY, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                        Three Months Ended              Nine Months Ended
                                                          September 30,                    September 30,
                                                      2005             2004             2005            2004
                                                  ------------     ------------     ------------    ------------

OPERATING REVENUES:
  Oil and natural gas sales                       $    17,974           3,568           48,305         12,499
  Realized and unrealized loss
    from derivatives                                  (11,760)           (327)         (19,796)          (901)
  Other                                                   398              67              982            117
                                                  -----------       ---------      -----------     ----------
      Total operating revenues                          6,612           3,308           29,491         11,715
                                                                                                            -
OPERATING EXPENSES:
  Oil and natural gas production taxes                    919             243            2,460            914
  Oil and natural gas production
    expenses                                            3,917             619           11,453          1,803
  Amortization and depreciation                         3,397             652            9,213          2,288
  Accretion expense                                        71              15              217             46
  General and administrative, overhead
    and other expenses, net of
    operator's overhead fees                            2,367           1,394            6,285          4,454
                                                  -----------       ---------      -----------     ----------
      Total operating expenses                         10,671           2,923           29,628          9,505
                                                  -----------       ---------      -----------     ----------
      Operating income (loss)                          (4,059)            385             (137)         2,210
                                                  -----------       ---------      -----------     ----------

OTHER INCOME (EXPENSE):
  Interest expense                                     (3,145)         (1,029)          (8,769)        (3,394)
  Interest income                                          19              11               41             31
  Gain on sale of RBOC (Note H)                             -               -                -         12,139
  Gain (loss) on sale of properties                         -               -                -              -
                                                  -----------       ---------      -----------     ----------
Income (loss) before taxes                             (7,185)           (633)          (8,865)        10,986

Income tax (benefit) provision                         (2,720)           (240)          (3,359)         4,175
                                                  -----------       ---------      -----------     ----------
Net income (loss)                                 $    (4,465)           (393)          (5,506)         6,811
                                                  ===========       =========      ===========     ==========
EARNINGS (LOSS) PER SHARE:
  Basic                                           $ (1,964.36)      $ (159.11)     $ (2,422.35)    $ 2,578.95
  Diluted                                         $ (1,896.77)      $ (153.49)     $ (2,339.00)    $ 2,488.50

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                                 2,273           2,470            2,273          2,641
  Diluted                                               2,354           2,560            2,354          2,737
                                                  ===========       =========      ===========     ==========

              The accompanying notes are an integral part of these
                  unaudited consolidated financial statements.

                                      F-3

                                RAM ENERGY, INC.
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
                                 (IN THOUSANDS)
                      NINE MONTHS ENDED SEPTEMBER 30, 2005
                                   (UNAUDITED)

                                                                                  Total
                                   Common       Paid-In       Accumulated      Stockholders'
                                    Stock       Capital         Deficit         Deficiency
                                  --------     ---------     -------------    ---------------

Balance, December 31, 2004         $    23      $    73        $ (21,756)       $ (21,660)

Net income (loss)                        -            -           (5,506)          (5,506)

Cash dividends declared
  ($396.0396 per share)                  -            -             (900)            (900)
                                   -------      -------        ---------        ---------
Balance, September 30, 2005        $    23      $    73        $ (28,162)       $ (28,066)
                                   =======      =======        =========        =========

              The accompanying notes are an integral part of these
                  unaudited consolidated financial statements.

                                      F-4

                                RAM ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                      Three Months Ended              Nine Months Ended
                                                                         September 30,                  September 30,
                                                                   -------------------------       -----------------------
                                                                      2005           2004            2005           2004
                                                                   ---------       ---------       ---------     ---------

OPERATING ACTIVITIES:
Net income (loss)                                                  $ (4,465)        $  (393)       $ (5,506)     $   6,811
Adjusted to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
    Amortization, depletion and depreciation:
      Oil and natural gas properties and equipment                    3,269             589           8,727          2,086
      Amortization of Senior notes discount                              11              10              32             31
      Deferred offering costs                                            39              30              98             92
      Deferred loan costs                                               124              77             366            232
      Other property and equipment                                      109              63             290            202
      Accretion expense                                                  71              15             217             46
    Gain on sale of assets                                                -              (8)            (28)            (2)
    Gain on the sale of RBOC                                              -               -               -        (12,139)
    Unrealized loss on derivatives                                   10,873               -          18,650              -
    Deferred income taxes                                            (2,720)           (540)         (3,358)         3,875
    Cash provided by (used in) changes in
      operating assets and liabilities:
        Accounts receivable                                             (84)            116          (1,928)           (90)
        Prepaid expenses, deposits, and other assets                    (32)             91             (89)            80
        Inventory                                                       (20)              -            (155)             -
        Accounts payable                                              1,827             510             527           (158)
        Accrued liabilities and other                                (7,367)           (552)         (3,214)          (432)
                                                                   --------         -------        --------      ---------
          Total adjustments                                          (6,100)            401          20,135         (6,177)
                                                                   --------         -------        --------      ---------
          Net cash provided by (used in) operating activities         1,635               8          14,629            634
                                                                   --------         -------        --------      ---------
INVESTING ACTIVITIES:
Proceeds from short-term investments                                      -               -               -          1,681
Payments for oil and natural gas properties
  and equipment                                                      (3,392)         (1,627)        (10,801)        (2,937)
Proceeds from sales of oil and natural
  gas properties and equipment                                           11               -           2,346            294
Payments for other property and equipment                               (64)            (80)           (908)          (140)
Proceeds from sales of other property                                     -              17              (8)            39
Proceeds from sale of RBOC                                                -               -               -         21,791
Net cash (used in) provided by investing activities                  (3,445)         (1,690)         (9,371)        20,728

FINANCING ACTIVITIES:
Payments on long-term debt                                           (4,527)            (10)        (10,658)       (18,222)
Proceeds from borrowings on
  long-term debt                                                      6,878           2,000           6,878          2,021
Dividends paid                                                         (500)           (400)           (900)        (1,204)
Common stock and options purchased                                        -          (5,134)              -         (5,134)
Net cash provided by (used in) financing activities                   1,851          (3,544)         (4,680)       (22,539)
Increase (decrease) in cash and
  cash equivalents                                                       41          (5,226)            578         (1,177)
Cash and cash equivalents at beginning of period                      1,712           6,167           1,175          2,118
                                                                   --------         -------        --------      ---------
Cash and cash equivalents at end of period                         $  1,753         $   941        $  1,753      $     941
                                                                   ========         =======        ========      =========
DISCLOSURE OF NONCASH
  FINANCING ACTIVITIES:
    Accrued interest added to principal balance of
      revolving credit facility                                    $  2,294         $    68        $  5,908      $     458
                                                                   ========         =======        ========      =========

              The accompanying notes are an integral part of these
                  unaudited consolidated financial statements.

                                      F-5

                                RAM ENERGY, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

A -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, ORGANIZATION, AND BASIS OF
     FINANCIAL STATEMENTS

1.   Basis of Financial Statements
     -----------------------------

The accompanying unaudited consolidated financial statements present the financial position at September 30, 2005, and December 31, 2004, and the results of operations and cash flows of RAM Energy, Inc. and subsidiaries (the Company)
for the three-month and nine-month periods ended September 30, 2005 and 2004.
These financial statements include all adjustments, consisting of normal and recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the financial position and the results of operations for the indicated periods. The results of operations for the three and nine months ended September 30, 2005, are not necessarily indicative of the results to be expected for the full year ending December 31, 2005. Reference is made to the
Company's financial statements for the year ended December 31, 2004, for an expanded discussion of the Company's financial disclosures and accounting policies.

2.   Nature of Operations and Organization
     -------------------------------------

The Company operates exclusively in the upstream segment of the oil and gas industry with activities including the drilling, completion, and operation of oil and gas wells. The Company conducts the majority of its operations in the states of Texas, Louisiana and Oklahoma.

On December 17, 2004, the Company completed its acquisition of WG Energy
Holdings, Inc. (WG), a Delaware corporation, in which a wholly owned subsidiary of the Company created specifically for such purpose merged with and into WG and
WG was the surviving corporation in the merger (the WG Acquisition). At the time of the merger, the name of WG was changed to RWG Energy, Inc. (RWG). RWG, with its four existing subsidiaries, are now first and second tier subsidiaries of the Company.

3.   Principles of Consolidation
     ---------------------------

The consolidated financial statements include the accounts of the Company's majority or wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

4.   Properties and Equipment
     ------------------------

The Company follows the full cost method of accounting for oil and natural gas operations. Under this method, all productive and nonproductive costs incurred in connection with the acquisition, exploration and development of oil and gas reserves are capitalized. No gains or losses are recognized upon the sale or other disposition of oil and gas properties except in transactions which would substantially alter the amortization base of the capitalized costs.

Under the full cost method, the net book value of oil and gas properties, less related deferred income taxes, may not exceed the estimated after-tax future net revenues from proved oil and gas properties, discounted at 10% per year (the ceiling limitation). In arriving at estimated future net revenues, estimated lease operating expenses, development costs, abandonment costs, and certain production-related and ad valorem taxes are deducted. In calculating future net revenues, prices and costs in effect at the balance sheet date are held constant indefinitely, except for changes which are fixed and determinable by existing contracts. The net book value is compared to the ceiling limitation on a quarterly and yearly basis. The excess, if any, of the net book value above the ceiling limitation is charged to expense in the period in which it occurs and is not subsequently reinstated. Reserve estimates used in determining estimated

                                      F-6

                                RAM ENERGY, INC.

         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

future net revenues have been prepared by independent petroleum engineers. At
September 30, 2005, the Company's net book value of oil and gas properties did not exceed the ceiling amount.

Other property and equipment consists principally of automotive and heavy equipment, furniture and equipment and leasehold improvements. Other property and equipment and related accumulated amortization and depreciation are relieved upon retirement or sale and the gain or loss is included in operations. Renewals and replacements that extend the useful life of property and equipment are treated as capital additions. Accumulated depreciation of other property and equipment at September 30, 2005, and December 31, 2004, is approximately
$4,152,000 and $3,845,000, respectively.

5.   Depreciation and Amortization
     -----------------------------

All capitalized costs of oil and natural gas properties and equipment including the estimated future costs to develop proved reserves are amortized using the unit-of-production method using total proved reserves. Depreciation of other equipment is computed based on an accelerated method over the estimated useful lives of the assets, which range from three to ten years. Amortization of leasehold improvements is computed based on the straight-line method over the term of the associated lease.

6.   Natural Gas Sales and Gas Imbalances
     ------------------------------------

Natural gas imbalances are generated on properties for which two or more owners have the right to take production "in-kind" and, in doing so, take more or less than their respective entitled percentage.

The Company follows the entitlements method of accounting for natural gas sales, recognizing as revenues only its net share of all production sold. Any amount received in excess of or less than the Company's revenue interest is recorded as a net gas balancing asset or liability. At September 30, 2005, and December 31,
2004, the Company's net underproduced position was approximately 136,000 Mcf and
121,000 Mcf with an associated asset of approximately $181,000, which is recorded in other assets in the consolidated balance sheets.

7.   Cash Equivalents
     ----------------

All highly liquid unrestricted investments with a maturity of three months or less when purchased are considered to be cash equivalents.

8.   Inventory
     ---------

Inventory is stated at the lower of cost (weighted average) or fair market value.

9.   Credit and Market Risk
     ----------------------

The Company sells oil and natural gas to various customers and participates with other parties in the drilling, completion and operation of oil and natural gas wells. Six joint interest and oil and natural gas sales receivables related to these operations are generally unsecured. For the three months ended September
30, 2005, and year ended December 31, 2004, the provisions for doubtful accounts receivable were approximately $3,000 and $385,000, respectively, while there were charge-offs of the allowance for $0 and $146,000 in those periods. The
Company has established joint interest operations accounts receivable allowances which management believes are adequate for uncollectible amounts at September
30, 2005, and December 31, 2004, based on management's assessment of the credit worthiness of the joint interest owners and the Company's ability to realize the receivables through netting of anticipated future production.

                                      F-7

                                RAM ENERGY, INC.

         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

10.  Deferred Costs
     --------------

Deferred loan and offering costs are stated at cost net of amortization computed using the straight-line method over the term of the related loan agreement.

11.  General and Administrative Expense
     ----------------------------------

The Company receives fees for the operation of jointly-owned oil and gas properties and records such reimbursements as reductions of general and administrative expense.

12.  Use of Estimates
     ----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Estimates and assumptions that, in the opinion of management of the Company are significant include oil and natural gas reserves, amortization relating to oil and natural gas properties and asset retirement obligations.

13.  Fair Value of Financial Instruments
     -----------------------------------

Cash and cash equivalents, trade receivables and payables and installment notes:
The carrying amounts reported in the balance sheets approximate fair value due to the short-term maturity of these instruments.

Long-term debt: The carrying amount reported in the balance sheets approximates fair value because this debt instrument carries a variable interest rate based on market interest rates.

Senior Notes: The carrying amount reported in the balance sheets was below fair value at September 30, 2005, by approximately $1.4 million and in excess of fair value at December 31, 2004, by approximately $1.4 million, based upon management's estimates. Management bases its estimate on information from the bond underwriters on current bids of the Company's bonds.

Derivative contracts: The carrying amount reported in the balance sheets is the fair value of the contracts based upon prices quoted by the counterparty to the agreements.

14.  Reclassifications
     -----------------

Certain reclassifications of previously reported amounts for 2004 have been made to conform with the 2005 presentation format. These reclassifications had no effect on net income.

15.  Accounting Policy for Derivatives
     ---------------------------------

The Company applies the provisions of SFAS No. 133, Accounting for Derivative
Instruments and Hedging Activities, as amended. SFAS No. 133 requires companies to recognize all derivative instruments as either assets or liabilities in the statement of financial position at fair value.

The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and resulting designation. For derivatives designated as cash flow hedges and meeting the effectiveness guidelines of SFAS
No. 133, changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is measured quarterly based on relative

                                      F-8

                                RAM ENERGY, INC.

         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

changes in fair value between the derivative contract and hedged item during the period of hedge designation. The ineffective portion of a derivative's change in fair value is recognized currently in earnings. Forecasted transactions designated as the hedged item in a cash flow hedge are regularly evaluated to assess whether they continue to be probable of occurring, and if the forecasted transaction is no longer probable of occurring, any gain or loss deferred in accumulated other comprehensive income is recognized in earnings currently. All gains and losses, realized and unrealized, for derivatives not formally designated as hedges are recognized in earnings in the period incurred.

16.  Earnings Per Common Share
     -------------------------

Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if dilutive stock options and warrants were exercised, calculated using the treasury stock method. A reconciliation of net income and weighted average shares used in computing basic and diluted net income per share is as follows for the three and nine months ended September 30 (in thousands, except share and per share amounts):

Three Months Ended September 30
                                                                                2005              2004
                                                                                ----              ----
BASIC INCOME PER SHARE:

  Net (loss) income                                                         $    (4,465)            (393)
                                                                            ===========         ========
  Weighted average shares                                                         2,273            2,470
                                                                            ===========         ========
  Basic (loss) income per share                                             $ (1,964.36)         (159.11)
                                                                            ===========         ========

DILUTED INCOME PER SHARE:
  Net (loss) income                                                         $    (4,465)            (393)
                                                                            ===========         ========
  Weighted average shares                                                         2,273            2,470
  Dilutive effect of stock options                                                   81               90
                                                                            -----------         --------
  Weighted average shares assuming dilutive effect of stock options               2,354            2,560
                                                                            ===========         ========
  Diluted (loss) income per share                                           $ (1,896.77)         (153.49)
                                                                            ===========         ========

Nine Months Ended September 30
                                                                                2005              2004
                                                                                ----              ----
BASIC INCOME PER SHARE:

  Net (loss) income                                                         $    (5,506)           6,811
                                                                            ===========         ========
  Weighted average shares                                                         2,273            2,641
                                                                            ===========         ========
  Basic (loss) income per share                                             $ (2,422.35)        2,578.95
                                                                            ===========         ========

DILUTED INCOME PER SHARE:
  Net (loss) income                                                         $    (5,506)           6,811
                                                                            ===========         ========
  Weighted average shares                                                         2,273            2,641
  Dilutive effect of stock options                                                   81               96
                                                                            -----------         --------
  Weighted average shares assuming dilutive effect of stock options               2,354            2,737
                                                                            ===========         ========
  Diluted (loss) income per share                                           $ (2,339.00)        2,488.50
                                                                            ===========         ========

                                      F-9

                                RAM ENERGY, INC.

         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

17.  Asset Retirement Obligations
     ----------------------------

The Company accounts for the future costs of plugging and abandoning its oil and natural gas properties under Financial Accounting Standards Board (FASB) SFAS
No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and amended FASB Statement No. 19, Financial Accounting and Reporting by
Oil and Gas Producing Companies. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset.

18.  Recently Issued Accounting Pronouncements
     -----------------------------------------

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and is effective for the first interim or annual reporting period beginning after January 1, 2006. Management does not believe the adoption of
SFAS 123R will have a significant impact on the Company's financial position or results of operations.

In March 2005, the FASB issued Interpretation 47, Accounting for Conditional
Asset Retirement Obligations (FIN 47). Statement 143, as amended by FIN 47, requires all entities to recognize the fair value of legal obligations to perform asset retirement activities when incurred, including those for which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 is effective no later than the end of the fiscal years ending after December 15, 2005 (December 31, 2005, for a calendar-year entity). Management does not believe the adoption of FIN 47 will have a significant impact on the Company's financial position or results of operations.

B - WG ACQUISITION

The Company completed the WG Acquisition on December 17, 2004. The final adjusted purchase price was $82.6 million, including the assumption and payment of WG's long-term debt of $24.5 million, the settlement of all outstanding derivative instruments of $14.4 million and the balance (excluding the escrow)
of $32.7 million was paid in cash. $11.0 million of the purchase price was deposited in two separate escrow accounts to provide funds against which the
Company may make claims for any subsequently determined breach by WG of representations and warranties in the merger agreement and for potential losses that may arise in connection with certain existing litigation against WG. (See
Note E.) The acquisition was financed with a credit facility provided by Wells
Fargo Foothill, Inc. (Foothill), the Company's existing senior secured lender.
(See Note F.) RWG's principal assets are producing oil properties located in north Texas, a gas plant and a significant block of undeveloped deep rights in held-by-production leases. RWG's estimated proved reserves at December 31, 2004, were 13.2 million barrels of oil equivalent.

C - DERIVATIVE CONTRACTS

During 2005 and 2004, the Company entered into numerous derivative contracts.
The Company did not formally designate these transactions as hedges as required by SFAS No. 133 in order to receive hedge accounting treatment. Accordingly, all gains and losses on the derivative financial instruments have been recorded in the statement of operations.

                                      F-10

                                RAM ENERGY, INC.

         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

At September 30, 2005, the Company had purchased put options on 138,000 barrels of oil through December 2005 with a weighted average floor price of $40.00 per barrel, and had purchased call options on 46,000 barrels of oil through December
2005 with a weighted average ceiling price of $55.75 per barrel. The Company also had collars on 958,500 barrels of oil through December 2007 with a weighted average floor price of $39.53 and a weighted average ceiling price of $63.36.
For natural gas, the Company had collars on 2,917,000 MMbtu through March 2007.
The weighted average floor price was $6.31 per MMbtu and the weighted average ceiling price was $9.27 per MMbtu. The Company also had purchased calls on
1,070,000 MMbtu for April 2006 through October 2006 at a weighted average floor of $9.50 per MMbtu.

At December 31, 2004, the Company had purchased put options on 455,500 barrels of oil through December 2005, with a floor price of $40.00. For natural gas, the
Company had purchased collars on 1,824,000 MMbtu through October 2005. The weighted average floor price was $5.65 per MMbtu and the weighted average ceiling price was $7.84 per MMbtu.

The Company measured the fair value of its derivatives at September 30, 2005, and December 31, 2004, based on quoted market prices. Accordingly, a liability of $17,286,000 and an asset of $1,509,000 were recorded in the consolidated balance sheets at September 30, 2005, and December 31, 2004, respectively.
During August and September, 2005 the Company paid its counterparty $6,400,000 in margin calls, which amount reduced the carrying value of its derivative liability.

D - SUBSIDIARY GUARANTORS

The Company's Senior Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by all of the Company's current and future subsidiaries (the Subsidiary Guarantors). The following table sets forth condensed consolidating financial information of the Subsidiary Guarantors.
There are currently no restrictions on the ability of the Subsidiary Guarantors to transfer funds to the Company in the form of cash dividends, loans or advances.

                                      F-11

                                RAM ENERGY, INC.

         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following represents the condensed consolidating balance sheets for the
Company and its subsidiaries at September 30, 2005, and December 31, 2004 (in
thousands):

                                                                                                       Total
                                                                  Subsidiary     Consolidating     Consolidated
                                                  Parent          Guarantors      Adjustments         Amounts
                                             --------------------------------------------------------------------

December 31, 2004
Current assets                                   $   4,200           24,992          (19,339)           9,853
Property and equipment, net                         14,576          114,772                -          129,348
Investment in subsidiary                            34,598                -          (34,598)               -
Other assets                                         2,028              125                -            2,153
                                                 ---------         --------         --------         --------
Total assets                                     $  55,402          139,889          (53,937)         141,354
                                                 =========         ========         ========         ========

Current liabilities                                 45,572            8,690          (19,339)          34,923
Long-term debt                                      28,360           80,024                -          108,384
Other non-current liabilities                        9,536            5,409                -           14,945
Deferred income taxes                                    -           11,168                -           11,168
                                                 ---------         --------         --------         --------
Total liabilities                                   83,468          105,291          (19,339)         169,420

Stockholders' equity (deficiency)                  (28,066)          34,598          (34,598)         (28,066)
                                                 ---------         --------         --------         --------
Total liabilities and stockholders' equity
  (deficiency)                                   $  55,402          139,889          (53,937)         141,354
                                                 =========         ========         ========         ========

                                                                                                      Total
                                                                  Subsidiary     Consolidating     Consolidated
                                                  Parent          Guarantors      Adjustments        Amounts
                                             --------------------------------------------------------------------

December 31, 2004
Current assets                                   $   1,455            7,020                -            8,475
Property and equipment, net                         10,563          118,689                -          129,252
Investment in subsidiary                            11,694                -          (11,694)               -
Other assets                                         2,543                -                -            2,543
                                                 ---------         --------         --------         --------
Total assets                                     $  26,255          125,709          (11,694)         140,270
                                                 =========         ========         ========         ========

Current liabilities                                  6,086           18,923                -           25,009
Long-term debt                                      34,489           78,964                -          113,453
Other non-current liabilities                        3,738            5,194                -            8,932
Deferred income taxes                                3,602           10,934                -           14,536
                                                 ---------         --------         --------         --------
Total liabilities                                   47,915          114,015                -          161,930

Stockholders' equity (deficiency)                  (21,660)          11,694          (11,694)         (21,660)
                                                 ---------         --------         --------         --------
Total liabilities and stockholders' equity
  (deficiency)                                   $  26,255          125,709          (11,694)         140,270
                                                 =========         ========         ========         ========

                                      F-12

                                RAM ENERGY, INC.

         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following represents the condensed consolidating statements of operations and statements of cash flows for the Company and its subsidiaries for the three months and six months ended September 30, 2005 and 2004:

Operating revenues                                        $  (9,051)       15,663              -            6,612
Operating expenses                                            3,417         7,254              -           10,671
                                                          ---------     ---------      ---------        ---------
Operating income (loss)                                     (12,468)        8,409              -           (4,059)
Other income                                                 (1,391)           11         (1,746)          (3,126)
                                                          ---------     ---------      ---------        ---------
Income (loss) before income taxes                           (13,859)        8,420         (1,746)          (7,185)
Income taxes                                                 (9,394)        6,674              -           (2,720)
                                                          ---------     ---------      ---------        ---------
    Net income (loss)                                     $  (4,465)        1,746         (1,746)          (4,465)
                                                          =========     =========      =========        =========
Cash flows provided by (used in)
  operating activities                                        1,682           (47)             -            1,635
Cash flows provided by (used in)
  investing activities                                         (141)       (3,304)             -           (3,445)
Cash flows provided by (used in)
  financing activities                                           24         1,827              -            1,851
                                                          ---------     ---------      ---------        ---------
Increase (decrease) in cash and cash equivalents              1,565        (1,524)             -               41
Cash and cash equivalents at beginning of period                133         1,579              -            1,712
                                                          ---------     ---------      ---------        ---------
Cash and cash equivalents at end of period                $   1,698            55              -            1,753
                                                          =========     =========      =========        =========

                                                                                                           Total
                                                                         Subsidiary     Consolidating   Consolidated
                                                            Parent       Gua rantors     Adjustments      Amounts
                                                          ---------      -----------    -------------   ------------

Three Months Ended September 30, 2004
Operating revenues                                        $   1,741         1,567              -            3,308
Operating expenses                                            2,562           361              -            2,923
                                                          ---------     ---------      ---------        ---------
Operating income                                               (821)        1,206              -              385
Other inco me                                                  (270)            -           (748)          (1,018)
                                                          ---------     ---------      ---------        ---------
Income (loss) from continuing
  operations before income taxes                             (1,091)        1,206           (748)            (633)
Income taxes                                                   (698)          458              -             (240)
                                                          ---------     ---------      ---------        ---------
Income from continuing operations                              (393)          748           (748)            (393)
Loss from discontinued operations, net of tax                     -             -              -                -
                                                          ---------     ---------      ---------        ---------
    Net income (loss)                                     $    (393)          748           (748)            (393)
                                                          =========     =========      =========        =========
Cash flows provided by (used in)
  operating activities                                         (808)          816              -                8
Cash flows provided by (used in)
  investing activities                                         (874)         (816)             -           (1,690)
Cash flows provided by (used in)
  financing activities                                       (3,544)            -              -           (3,544)
                                                          ---------     ---------      ---------        ---------
Increase (decrease) in cash and cash equivalents             (5,226)            -              -           (5,226)
Cash and cash equivalents at beginning of period              6,167             -              -            6,167
                                                          ---------     ---------      ---------        ---------
Cash and cash equivalents at end of period                $     941             -              -              941
                                                          =========     =========      =========        =========

                                      F-13

                                RAM ENERGY, INC.

         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

                                                                                                                   Total
                                                                            Subsidiary       Consolidating     Consolidated
                                                             Parent         Guarantors        Adjustments         Amounts
                                                        ---------------------------------------------------------------------

Nine Months Ended September 30, 2005
Operating revenues                                         $ (13,244)          42,735                 -            29,491
Operating expenses                                             9,138           20,490                 -            29,628
                                                           ---------        ---------         ---------         ---------
Operating income                                             (22,382)          22,245                 -              (137)
Other income                                                   2,659               26           (11,413)           (8,728)
                                                           ---------        ---------         ---------         ---------
Income (loss) before income taxes                            (19,723)          22,271           (11,413)           (8,865)
Income taxes                                                 (14,217)          10,858                 -            (3,359)
                                                           ---------        ---------         ---------         ---------
    Net income (loss)                                      $  (5,506)          11,413           (11,413)           (5,506)
                                                           =========        =========         =========         =========

Cash flows provided by (used in)
  operating activities                                         3,665           10,849                 -            14,629
Cash flows provided by (used in)
  investing activities                                        (2,633)          (6,735)                -            (9,371)
Cash flows provided by (used in)
  financing activities                                          (377)          (4,191)                -            (4,680)
                                                           ---------        ---------         ---------         ---------
Increase (decrease) in cash and cash equivalents                 655              (77)                -               578
Cash and cash equivalents at beginning of period               1,043              132                 -             1,175
                                                           ---------        ---------         ---------         ---------
Cash and cash equivalents at end of period                 $   1,698               55                 -             1,753
                                                           =========        =========         =========         =========

                                                                                                                   Total
                                                                            Subsidiary       Consolidating     Consolidated
                                                             Parent         Guarantors        Adjustments         Amounts
                                                        ---------------------------------------------------------------------

Nine Months Ended September 30, 2004
Operating revenues                                         $   5,271            6,524               (80)           11,715
Operating expenses                                             7,856            1,729               (80)            9,505
                                                           ---------        ---------         ---------         ---------
Operating income                                              (2,585)           4,795                 -             2,210
Other income                                                  11,738               30            (2,992)            8,776
                                                           ---------        ---------         ---------         ---------
Income (loss) from continuing
  operations before income taxes                               9,153            4,825            (2,992)           10,986
Income taxes                                                   2,342            1,833                 -             4,175
                                                           ---------        ---------         ---------         ---------
Income from continuing operations                              6,811            2,992            (2,992)            6,811
Loss from discontinued operations, net of tax                      -                -                 -                 -
                                                           ---------        ---------         ---------         ---------
    Net income (loss)                                      $   6,811            2,992            (2,992)            6,811
                                                           =========        =========         =========         =========

Cash flows provided by (used in)
  operating activities                                        24,922          (24,288)                -               634
Cash flows provided by (used in)
  investing activities                                        (3,560)          24,288                 -            20,728
Cash flows provided by (used in)
  financing activities                                       (22,539)               -                 -           (22,539)
                                                           ---------        ---------         ---------         ---------
Increase (decrease) in cash and cash equivalents              (1,177)               -                 -            (1,177)
Cash and cash equivalents at beginning of period               2,118                -                 -             2,118
                                                           ---------        ---------         ---------         ---------
Cash and cash equivalents at end of period                 $     941                -                 -               941
                                                           =========        =========         =========         =========

                                      F-14

                                RAM ENERGY, INC.

         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The Company has allocated a portion of its long-term debt and has not allocated any portion of accrued interest payable, unamortized debt issue costs and unamortized issue discount to its subsidiaries. In addition, the Company has not allocated general and administrative expenses or interest charges to its subsidiaries. Accordingly, the above condensed consolidating information is not intended to present the Company's subsidiaries on a stand-alone basis.

E - COMMITMENTS AND CONTINGENCIES

In November 2004, Ted Collins, Jr. filed a lawsuit against WG Energy Holdings,
Inc. and Michael G. Grella, the former President of that company. Mr. Collins alleged that WG and Mr. Grella failed to timely apply a $1.5 million advance toward enhancing the shallow depths in certain leases, and failed to deliver assignments of certain interests in those leases, both as allegedly required by the participation agreement between them. Mr. Collins further claimed that WG had failed to account to him for revenues allegedly accruing to him under the terms of the participation agreement. Mr. Collins sought an accounting and to have the partial assignment and/or participation agreement reformed based on allegations of mutual mistake, and further pled claims of fraud and negligent misrepresentation. He did not specify the amount of damages claimed. As this lawsuit existed at the time of the Company's acquisition of WG, a $5 million escrow was established as a reserve for this lawsuit. (See Note B.) A settlement agreement was reached on September 14, 2005, whereby Ted Collins Jr. and
Defendants settled and released all claims that have been asserted and those that might be asserted in the said lawsuit. On October 19, 2005, RWG received
$250,000 from the escrow account as a result of this settlement.

In 1996, the Company's predecessor sold a natural gas and oil property located in Louisiana state waters in Plaquemines Parish. The property included several uneconomical wells for which the Company estimated the plugging and abandonment
(P&A) obligation to be approximately $1,020,000. The purchaser provided a letter of credit and a bond totaling $420,000 to ensure funding of a portion of the P&A obligation. The P&A obligation would revert to the Company in the event the purchaser does not complete the required P&A activities. As a result, in connection with the sale, the Company recorded a contingent liability of
$600,000, which is included in the accompanying consolidated balance sheets.

In April 2002, a lawsuit was filed in the District Court for Woods County,
Oklahoma against the Company, certain of its subsidiaries and various other individuals and unrelated companies, by lessors and royalty owners of certain tracts of land, which were sold to Chesapeake Energy Corporation in 2001. The petition claims that additional royalties are due, because Carmen Field Limited
Partnership (CFLP), a wholly-owned subsidiary of the Company, resold oil and gas purchased at the wellhead for an amount in excess of the price upon which royalty payments were based and paid no royalties on natural gas liquids extracted from the gas at plants downstream of the system. Other allegations include under-measurement of oil and gas at the wellhead by CFLP, failure to pay royalties on take or pay settlement proceeds and failure to properly report deductions for post-production costs in accordance with Oklahoma's check stub law.

Company defendants have filed answers in the lawsuit denying all material allegations set out in the petition. The Company believes that fair and proper accounting was made to the royalty owners for production from the subject leases and intends to vigorously defend the lawsuit. Management is unable to estimate a range of potential loss, if any, related to this lawsuit, and accordingly no amounts have been recorded in the consolidated financial statements. In the event the court should find Company defendants liable for damages in the lawsuit, a former joint venture partner is contractually obligated to pay a portion of any damages assessed against the defendant lessees up to a maximum contribution of approximately $2.8 million.

                                      F-15

                                RAM ENERGY, INC.

         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The Company is also involved in legal proceedings and litigation in the ordinary course of business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the Company's financial position or results of operations.

F - LONG-TERM DEBT

Long-term debt consists of the following:

                                                 September 30,     December 31,
                                                     2005             2004
                                                     ----             ----
                                                         (in thousands)
11.5% Senior Notes due 2008, net of discount       $  28,299        $  28,268
Revolving Credit Facility                             88,749           88,663
Installment loan agreements                              253              413
                                                   ---------        ---------
                                                     117,301          117,344
Less amount due within one year                        8,917            3,891
                                                   ---------        ---------
                                                   $ 108,384        $ 113,453
                                                   =========        =========

1.   Senior Notes
     ------------

     In February 1998, the Company completed the sale of $115 million of 11.5%
Senior Notes due 2008 in a public offering of which $28.4 million remained outstanding at September 30, 2005, and December 31, 2004. The Senior Notes are
senior unsecured obligations of the Company and are redeemable at the option of the Company in whole or in part, at any time on or after February 15, 2005, at prices ranging from 111.5% to 103.8% of face amount to their scheduled maturity in 2008.

     At September 30, 2005, and December 31, 2004, the unamortized original issue discount associated with the Notes totaled $97,000 and $128,000, respectively.

2.   Revolving Credit Facility
     -------------------------

On May 24, 2005, the Company amended its loan and security agreement with Wells
Fargo Foothill (Foothill), resulting in the addition of a third party, ABLECO, and additional hedging requirements.

In December 2004, the Company entered into an amended and restated $90.0 million senior secured credit facility provided by Foothill. The facility includes a
$30.0 million term loan and a $60.0 million revolving credit facility, reducing by $2.5 million per quarter commencing September 30, 2005, and continuing until the committed amount of the revolver is reduced to $50.0 million. Borrowings under the revolving credit facility bear interest at Foothill's base rate plus
2% (8.75% and 7.25% at September 30, 2005, and December 31, 2004), or LIBOR plus
4% (8.02% at September 30, 2005), at the option of the Company, while advances under the term loan bear interest at the base rate plus 5% (11.75% at September
30, 2005, and 10.25% at December 31, 2004), or LIBOR plus 7% (11.02% at
September 30, 2005), also at the option of the Company. The entire facility will mature in December 2008. The amount of credit available under the credit facility at September 30, 2005, and December 31, 2004, was $0 and $1.3 million, at each respective date.

The Company is required to pay a commitment fee equal to .375% per annum on the amount by which the borrowing base exceeds the aggregate amount outstanding under the Foothill credit facility. Amounts

                                      F-16

                                RAM ENERGY, INC.

         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

outstanding under the Foothill credit facility are collateralized by substantially all current and future assets of the Company and its subsidiaries.
Along with the pledged collateral mentioned above, Foothill also has first rights to the Company's cash accounts.

The credit facility contains customary covenants which, among other things, require periodic financial and reserve reporting and limit the Company's incurrence of indebtedness, liens, dividends, loans, mergers, transactions with affiliates, investments and sales of assets, and require the Company to maintain certain financial ratios, including limitation of capital expenditures and
EBITDA. The credit facility also requires the Company to maintain derivative contracts for specified percentages of future production.

If the Company fails to satisfy or obtain a waiver for the covenants of the credit facility, Foothill could consider the Company to be in default. Upon default, Foothill may declare all obligations immediately due and payable, cease advancing money or extending credit, terminate the agreement, and secure its rights in the Company's collateral. The Foothill credit facility also contains a subjective acceleration clause whereby Foothill may declare an event of default if it determines a material adverse change has occurred. Management believes it is unlikely that the subjective acceleration clause would be asserted in 2005 and therefore has classified the credit facility as a long-term obligation in accordance with its stated maturity.

On April 29, 2004, the Company amended its loan and security agreement with
Foothill to allow for the sale of RBOC (Note H) and to restate certain future financial covenants.

The loan and security agreement was also amended on October 11, 2005. The latest amendment created a new "Special Revolving Commitment" of $10 million to fund margin calls from the Company's counterparty to its derivative contracts and a
"Special Maturity Date" of June 30, 2006. The amendment also waived, until execution of the amendment, the $2.5 million reduction of the Revolving
Commitment and reset EBITDA and capital expenditure limit covenants and a timetable to set other financial covenants.

Borrowings under the special revolving credit facility bear interest at
Foothill's base rate plus 5% (11.75% at September 30, 2005), or LIBOR plus 4%
(11.05% at September 30, 2005), at our option. The amount of credit available under the special revolving credit facility at September 30, 2005, was $3.1 million.

In addition to prior deposits, the Company paid $6,400,000 in margin calls related to its derivative contracts during August and September, 2005. The special revolving credit facility was funded in the amount of $6.9 million and the revolving credit facility was reduced by that amount. Any refunds of margin calls must be applied to the special revolving credit facility. On November 4,
2005, the counterparty refunded $4,600,000 of the margin deposits.

Simultaneous with the funding, a closing fee of $500,000 was paid. Under certain conditions, an additional fee of $375,000 may be required to be paid as early as
March 31, 2006.

At September 30, 2005, the Company was in compliance with debt covenants.

                                      F-17

                                RAM ENERGY, INC.

         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

G - CAPITAL STOCK

In August 2004, the Company repurchased and retired one-sixth of its outstanding common shares and vested stock options for $5.0 million and $135,000, respectively. The cash paid to repurchase the common shares and stock options is equal to their respective estimated fair values on the date of settlement and, therefore, is recorded as a reduction of equity. No additional compensation expense was incurred as a result of the repurchase of the stock options. Absent a market price for or comparable to the untraded securities, management estimated the fair value of the common stock by dividing the net asset value by the total number of shares outstanding. The fair value of the stock options was calculated as the excess of the estimated value of the common stock over the exercise price of the options. Management believes the estimation method and assumptions utilized represent the best available evidence of the value of the equity securities at the settlement date.

The Company declared cash dividends of $0 and $396.0396 per share or $0 and
$900,000 for the three and nine months ended September 30, 2005.

The Company declared cash dividends of $146.6814 and $146.6814 per share or
$400,000 and $800,000 for the three and nine months ended September 30, 2004.

H - SALE OF RBOC

On April 23, 2004, the Company entered into a stock sale agreement with Range
Energy I, Inc. to sell all of the issued and outstanding shares of common capital stock of RB Operating Company (RBOC), a wholly-owned subsidiary of the
Company. The transaction closed on April 29, 2004, for a purchase price of $22.5 million, subject to customary post-closing adjustments. The Company received proceeds of $21.8 million, net of transaction costs of $363,000 and cash paid of
$814,000, from the sale, of which $17.9 million was used to pay the remaining balance on the Foothill loan and security agreement.

With this sale, the Company sold approximately 27% of its proved natural gas and oil reserves. As this significantly altered the relationship between the
Company's capitalized costs and proved reserves, the Company recognized a gain on the sale of $12.1 million.

I - DEFERRED COMPENSATION

On April 21, 2004, the Company adopted a Deferred Bonus Compensation Plan (the
"Plan") for senior management employees of the Company. The Plan is to provide additional compensation for significant business transactions with a portion of each bonus to be deferred to encourage retention of key employees. Determination of significant business transactions and terms of awards is made by a committee comprised of the owners of the Company.

At September 30, 2005 and 2004, three members of senior management had been granted awards. Each award provides for a total compensation of $75,000 and vests on each anniversary date for three years, beginning on July 1, 2004.
Receipt of the award is contingent to the members being employed on the anniversary date. Should there be a change of control or involuntary termination, as defined in the award contract, each member will become fully vested in his award. At September 30, 2005 and 2004, $18,750 is recorded in accrued compensation.

                                      F-18

                                RAM ENERGY, INC.

         NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

J - FINANCIAL CONDITION AND MANAGEMENT PLANS

The financial statements of the Company have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, for the nine months ended September 30, 2005, the Company incurred a net loss of approximately $5.5 million as compared to net income of approximately $6.8 million for the same period in the prior year. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Management believes that borrowings currently available to the Company under the
Company's revolving credit facility, the remaining balance of unrestricted cash and cash flows from operations will be sufficient to satisfy its currently expected capital expenditures, working capital and debt service obligations for the foreseeable future. The actual amount and timing of future capital requirements may differ materially from estimates as a result of, among other things, changes in product pricing and regulatory, technological and competitive developments. Sources of additional financing may include commercial bank borrowings, vendor financing and the sale of natural gas and oil properties or equity or debt securities. Management cannot assure that any such financing will be available on acceptable terms or at all.

K - RELATED PARTY TRANSACTIONS

The Company paid rent expense of approximately $28,000 and $23,000 relating to a condominium for one of the shareholders of the Company for the nine months ended
September 30, 2005 and 2004, respectively.

For the nine months ended September 30, 2005 and 2004, approximately $374,000 and $388,000, respectively, of expenses for the shareholders of the Company are included in general and administrative expenses in the consolidated statements of operations, some of which may be personal in nature.

L - BRIDGEPORT TRANSACTION

In June 2005, the Company sold overriding royalty interests in certain properties located in Jack and Wise Counties, Texas for $2.3 million to
Bridgeport Royalties, LLC. Bridgeport Royalties, LLC is a related party of the
Company, owned and operated by the owners and several officers and employees of the Company, in addition to outside counsel. No gain on the sale was recognized and the proceeds were applied to reduce the Foothill Revolver facility. As of
September 30, 2005, and December 31, 2004, the Company had accrued revenues payable of $30,000 and $0 to Bridgeport Royalties, LLC.

M - SUBSEQUENT EVENTS

In October 2005, the Company entered into a definitive merger agreement with
Tremisis Energy Acquisition Corporation pursuant to which the Company will become a wholly owned subsidiary of Tremisis.

The Company paid $6,400,000 in margin call deposits related to its derivative contracts during August and September 2005. On November 4, 2005, the counterparty refunded $4,600,000 in margin call deposits.

                                      F-19